UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37713	77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2025 Hamilton Avenue

San Jose, California 95125

(Address of principal executive offices)

(408) 376-7008

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock	EBAY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Steve Priest

On May 17, 2021, eBay Inc. (“eBay”) announced the appointment of Steve Priest as Senior Vice President and Chief Financial Officer of eBay, effective June 21, 2021 (the “Effective Date”). On the Effective Date, Mr. Priest will succeed eBay’s Interim Chief Financial Officer Andy Cring.

Mr. Priest, age 51, has most recently served as Chief Financial Officer of JetBlue Airways Corporation, a position he has held since February 2017. Mr. Priest joined JetBlue in August 2015 as Vice President Structural Programs. Prior to JetBlue, he worked at British Airways from 1996 to 2015 where he served as Senior Vice President of their North Atlantic joint venture business with American Airlines, Iberia, and Finnair, as well as several other leadership roles. Mr. Priest has no relationships with eBay reportable under Item 404(a) of Regulation S-K.

Offer Letter with Mr. Priest

eBay has entered into an offer letter with Mr. Priest (the “Offer Letter”) providing for an annual compensation package consisting of a base salary of $750,000, a target bonus opportunity of 100% of base salary (prorated for 2021), and eligibility for annual equity awards beginning in 2022 (which, for 2022, will have a grant date value of at least $5,500,000).

Pursuant to the Offer Letter, Mr. Priest will receive the following new-hire equity awards (1) an award of performance-based restricted stock units (“PBRSUs”) valued at $4,200,000 under the 2021-2022 PBRSU cycle, for which earned shares will vest in March 2024 subject to Mr. Priest’s continued employment, (2) an award of restricted stock units (“RSUs”) valued at $2,800,000, vesting over four years, 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award vesting each three month period thereafter, subject to Mr. Priest’s continued employment, and (3) an award of RSUs valued at $3,000,000 vesting over two years, 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, subject to Mr. Priest’s continued employment.

The Offer Letter also provides for a 2021 equity transition payment of $2,250,000 (the “2021 Transition Payment”), to be paid within two pay periods after Effective Date, and a 2022 equity transition payment of $1,750,000, to be paid in June 2022 (the “2022 Transition Payment”). The 2021 Transition Payment is subject to repayment if Mr. Priest’s employment is terminated for cause or if he voluntarily resigns within one year after the Effective Date, and, in the event of such a termination or resignation during the second year of Mr. Priest’s employment, the repayment obligation is reduced by 1/24th for each full month of active employment following the Effective Date. The 2022 Transition Payment is also subject to repayment in the event of termination of employment for cause or voluntary resignation prior to the second anniversary of the payment date of the 2022 Transition Payment, provided the repayment obligation is reduced by 1/24th for every full month of active employment following the payment date.

Mr. Priest will participate in eBay’s SVP and Above Standard Severance Plan and eBay’s Change in Control Severance Plan for Key Employees. Mr. Priest will enter into an indemnity agreement with eBay in the same form previously entered into by eBay’s other executive officers.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

eBay Inc.

Date: May 17, 2021	By:	/s/ Marc D. Rome
	Name:	Marc D. Rome
	Title:	Vice President & Deputy General Counsel, Corporate & Assistant Secretary